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              Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No.33-80390) for the Mark Centers Trust Restricted Share Plan, in the Registration Statement (Form S-8 No. 33-95966) for the Mark Centers Trust 1994 Share Option Plan and Mark Centers Trust 1994 Non-Employee Trustee's Share Option Plan and in the Registration Statement (Form S-3 No. 33-85190) of Mark Centers Trust of our report dated March 5, 1997 with respect to the consolidated financial statements and schedule of Mark Centers Trust included in this annual report (Form 10-K) for the year ended December 31, 1996.





                              /s/ ERNST & YOUNG LLP

New York, New York
March 27, 1997